Exhibit 99.1

XTENT Announces Fourth Quarter and Year-End 2006 Financial Results

MENLO PARK, Calif., February 21, 2007 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter and Year-end 2006 Financial Results

The company reported a net loss of $7.2 million for the fourth quarter of 2006 and a net loss of $25.0 million for the year ended December 31, 2006. These results compare to a net loss of $3.8 million for the fourth quarter of 2005 and a net loss of $14.0 million for the year ended December 31, 2005. The net loss attributable to common stockholders was $7.2 million, or $2.46 per share, in the fourth quarter of 2006 and $38.1 million, or $13.96 per share, for the full year of 2006. Included in the net loss attributable to common stockholders in the full year of 2006 was a $13.1 million deemed dividend related to the issuance of redeemable convertible preferred stock. Upon the closing of XTENT’s initial public offering in February 2007, all shares of redeemable convertible preferred stock were converted into common stock.

Operating expenses increased to $7.5 million and $26.2 million in the fourth quarter and full year of 2006, respectively, from $3.8 million and $14.4 million in the comparable periods of 2005. The increases were primarily due to higher payroll expenses associated with an increased number of personnel, expenditures for XTENT’s clinical trials and non-cash stock-based compensation expenses.

On February 6, 2007, the company completed an initial public offering of 4,700,000 shares at $16.00 per share. Net proceeds from the offering were approximately $67.8 million after deducting underwriting discounts, commissions and offering expenses. The company continues to be in a quiet period following its IPO. Therefore, the company will hold its first earnings call during the second quarter of this year when it reports its first quarter 2007 financial results.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX™ DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note: XTENT® Custom NX™ DES Systems have not been approved for sale by any regulatory authority.

XTENT, Inc.
(a development stage company)
Condensed Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2006	2005	2006
Operating expenses:
Research and development	$ 3,182	$ 5,520	$ 12,139	$ 18,923
General and administrative	651	1,981	2,214	7,258

Total operating expenses	3,833	7,501	14,353	26,181

Loss from operations	(3,833)	(7,501)	(14,353)	(26,181)

Interest income	68	335	323	1,136

Net loss	(3,765)	(7,166)	(14,030)	(25,045)

Deemed dividend related to beneficial
conversion feature of redeemable convertible
preferred stock	—	—	—	(13,095)

Net loss attributable to common stockholders	$ (3,765)	$ (7,166)	$ (14,030)	$ (38,140)

Net loss per share attributable to common
stockholders - basic and diluted	$ (1.60)	$ (2.46)	$ (6.84)	$ (13.96)

Weighted-average common shares outstanding
used in per share calculations	2,351	2,909	2,052	2,732

Condensed Balance Sheets
(unaudited, in thousands)

	December 31, 2005	December 31, 2006

Cash and cash equivalents	$ 6,564	$ 23,105
Working capital	5,588	21,066
Total assets	8,675	27,121

Redeemable convertible preferred stock	35,900	75,593
Deficit accumulated during the development stage	(29,021)	(54,066)
Total stockholders’ deficit	(28,372)	(50,780)

Investor Relations: Tim Kahlenberg, Chief Financial Officer, 650-475-9400, or tkahlenberg@xtentinc.com

Media Relations: Emily Faucette, Media Relations, 415-946-1066, or Emily@weisscommpartners.com